Exhibit 99.1

SUBSCRIPTION AGREEMENT

Geostar Minerals Corporation
706-15038 101 Avenue
Surrey, British Columbia
Canada V3R 0N2

Dear Sirs:

     Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing __________________________________________________ (__________) shares of Common Stock of GEOSTAR MINERALS CORPORATION (the “Company”) at a price of $0.10 per share (the “Subscription Price”).

     Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

     Purchaser further confirms that Mr. Andriy Protskiv solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Protskiv.

MAKE CHECK PAYABLE TO:  Geostar Minerals Corporation

Executed this _____ day of ___________________, 2007.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

X $0.10	=	US$
Number of Shares Purchased		Total Subscription Price

Form of Payment:	Cash:___________ Check #: ________________	Other: _____________________

GEOSTAR MINERALS CORPORATION

By: ______________________________

Title: ______________________________